EXHIBIT 99.1

Amyris to Offer $75 Million Convertible Senior Notes Due 2019

EMERYVILLE, Calif., May 22, 2014 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced that it proposes to offer $75 million aggregate principal amount of Convertible Senior Notes due 2019 (the "notes"), subject to market conditions and other factors. The notes are to be offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Amyris also intends to grant to the initial purchaser of the notes an option to purchase up to an additional $15 million aggregate principal amount of notes.

The notes will be unsecured, senior obligations of Amyris, and interest will be payable semi-annually. The notes will mature on May 15, 2019, unless purchased or converted prior to such date. The notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes will be settled in shares of Amyris common stock. With respect to any conversion on or after May 15, 2015, in the event that the last reported sale price of Amyris's common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date Amyris receives a notice of conversion exceeds the conversion price in effect on each such trading day, in addition to the shares deliverable upon conversion, holders will be entitled to receive a cash payment equal to the present value of the remaining scheduled payments of interest that would have been made on the notes being converted from the conversion date through the earlier of the date that is three years after the date Amyris receives such notice of conversion and maturity.

The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between Amyris and the initial purchaser.

Amyris expects to use the net proceeds from the offering of the notes, including any proceeds from the initial purchaser's exercise of its option to purchase additional notes, for general corporate purposes, including for potential collaboration opportunities and other strategic transactions or acquisitions. In addition, under a preexisting right, Total Energies Nouvelle Activités USA may exchange up to approximately $9.7 million of outstanding convertible promissory notes currently held by Total for new securities issued by Amyris. As a result, to the extent Total purchases notes in this offering, Amyris will repay, from the proceeds of the offering, up to $9.7 million of the outstanding convertible notes held by Total.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Amyris common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and shares of Amyris common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Morgan Stanley & Co. LLC is acting as sole book-running manager for the proposed offering.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the timing and terms of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Amyris will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Amyris assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

CONTACT: Amyris, Inc.
         Media & Investor Relations
         Joel Velasco
         info@amyris.com